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Exhibit (a)(1)(J)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated January 18, 2007, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of BMCA Acquisition Sub Inc. by Bear, Stearns & Co. Inc., the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Series A Participating
Preferred Stock Purchase Rights)
of
ELKCORP
at
$42.00 Net Per Share
by
BMCA ACQUISITION SUB INC.,
a wholly-owned subsidiary of
BMCA ACQUISITION INC.

        BMCA Acquisition Sub Inc., a Delaware corporation (including any successor thereto, the "Purchaser"), a wholly-owned subsidiary of BMCA Acquisition Inc. (the "Parent"), which is a wholly-owned subsidiary of Building Materials Corporation of America ("BMCA"), is offering to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of ElkCorp, a Delaware corporation (the "Company"), and the associated Series A Participating Preferred Stock purchase rights (the "Rights") at a price of $42.00 per share net to the seller in cash (subject to applicable withholding taxes), without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 18, 2007 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer"). The Purchaser is offering to acquire all of the Shares as a first step in acquiring the entire equity interest in and thus control of the Company. Following the purchase of the Shares in the Offer, the Parent intends to have the Company consummate a second step merger with the Purchaser as described below to acquire all of the outstanding shares of the Company common stock that are not tendered to and accepted for payment by the Purchaser in the Offer.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 14, 2007 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, when added to the Shares already beneficially owned by the BMCA, shall constitute a majority of the Shares outstanding on a fully diluted basis on the Expiration Date.

        The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. If the Offer is consummated, the Parent intends, as soon as practicable following the consummation of the Offer, to have the Company consummate a second step merger (the "Proposed Merger") with the

Purchaser pursuant to which each then outstanding Share (other than Shares already beneficially owned by BMCA) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by the Purchaser pursuant to the Offer, without interest.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to The Bank of New York, as depositary (the "Depositary"), of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) share certificates representing such Shares or a timely Book Entry Confirmation (as defined in the Offer to Purchase) with respect thereto, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. Holders of Shares through the Employee Stock Ownership Plan (the "ESOP") will need to timely deliver a Trustee Instruction Letter. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

        The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after March 19, 2007 (or such later date as may apply if the Offer is extended). In order for a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3 of the Offer to Purchase.

        Participants in the ElkCorp ESOP who wish to withdraw their Shares must submit a new Trustee Direction Form indicating the withdrawal. However, the new Trustee Direction Form will only be effective if it is received by the Trustee (as defined in the Trustee Direction Form) of the ESOP by 12:00 Midnight, New York City time, Friday, February 9, 2007, three business days before the expiration of the Offer on February 14, 2007. Upon timely receipt of the new Trustee Direction Form, the old instructions will be deemed canceled. If such participants wish to later re-tender their Shares under the ESOP, then another, new Trustee Direction Form must be received by the Trustee by 12:00 Midnight., New York City time, three business days before the expiration of the Offer.

        The information required to be disclosed by Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Offer to Purchase, and is incorporated herein by reference.

        A request has been made to the Company under Rule 14d-5 of the Exchange Act and under Section 220(b) of the Delaware General Corporation Law for use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request and receipt of these lists or listings from the Company, the Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser. Alternatively if the Company so elects, the materials will be mailed to stockholders by the Company.

        The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer. Participants in the ESOP should read the Trustee Direction Form and the Letter to Participants in the ESOP, as well as the Offer to Purchase and the related Letter of Transmittal, before any decision is made with respect to the Offer.

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
(212) 269-5550
Toll Free: (888) 628-9011
E-MAIL: info@dfking.com

The Dealer Manager for the Offer is:

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, NY 10179
(212) 272-5112
Toll-Free: (877) 696-BEAR

January 18, 2007

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Notice of Offer to Purchase for Cash All Outstanding Shares of Common Stock (including the Associated Series A Participating Preferred Stock Purchase Rights) of ELKCORP at $42.00 Net Per Share by BMCA ACQUISITION SUB INC., a wholly-owned subsidiary of BMCA ACQUISITION INC.